Exhibit 99

NHI Enters Into Interest Rate Swap on $40 Million 7-Year Term Loan

MURFREESBORO, Tenn. - (May 9, 2012) National Health Investors, Inc. (NYSE:NHI) has entered into a 7-year interest rate swap agreement with a bank counterparty to fix the annual interest rate at 3.04% on the $40 million, 7-year term loan that was included in NHI's $320 million bank credit facility announced on May 1, 2012. The term loan had a floating interest rate of 150 basis points over LIBOR.

About National Health Investors

National Health Investors, Inc. is a healthcare real estate investment trust that specializes in the financing of healthcare real estate by purchase and leaseback transactions and by mortgage loans. NHI's investments involve skilled nursing facilities, assisted living facilities, independent living facilities, medical office buildings and hospitals. The common stock of the company trades on the New York Stock Exchange with the symbol NHI. Additional information about NHI, including its most recent press releases, may be obtained on NHI's web site at www.nhireit.com.

Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI's judgment as of the date of this release. Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI's Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC's web site at http://www.sec.gov or on NHI's web site at http://www.nhireit.com.